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                                                                       Exhibit 2

                      AGREEMENT AND PLAN OF REORGANIZATION

            AGREEMENT AND PLAN OF REORGANIZATION (hereinafter called the "Agreement") is made and entered into as of May 27, 2000 between OLD BALDY CORPORATION, a Wyoming corporation (the "Corporation") and OLD BALDY CLUB, a Wyoming corporation (the "Club"), (Corporation and Club being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

            WHEREAS, the Corporation desires to merge with the Club and the Club desires to merge with and into the Corporation, all upon the terms and subject to the conditions of this Agreement.

            WHEREAS, the Corporation and the Club desire to make certain representations, warranties and agreements in connection with the merger of the Club with and into the Corporation.

            NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.

                       The Merger; Closing; Effective Time

            1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Club shall be merged with and into the Corporation and the separate corporate existence of the Club shall thereupon cease (the "Merger"). The Corporation shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Wyoming and the separate corporate existence of the Corporation with all its purposes, objects, rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Wyoming Business Corporation Act (the "Wyoming Act") and the Wyoming Nonprofit Corporation Act (the "Nonprofit Act").

            1.2 The Closing. The closing of the Merger (the "Closing") shall take place (i) at the Old Baldy Club, Saratoga, Wyoming at 10:00 a.m., local time, on September 30, 2000 or as soon thereafter as practicable after the transactions contemplated by this agreement have been duly approved by the shareholders of the Corporation and the Members of the Club and each of the other conditions set forth herein shall have been fulfilled or waived in accordance therewith, or (ii) at such other time and place and/or on such other date as the Corporation and the Club may agree. The date on which the Closing occurs is hereafter referred to as the "Closing Date."

            1.3 The Effective Time. At the close of business on the Closing Date, or as soon thereafter as shall be possible, the parties hereto shall cause Articles of Merger meeting the requirements of the Wyoming Act to be properly executed and filed with the Secretary of State of Wyoming. The Merger shall become effective at the close of business on September 30, 2000 (the "Effective Time"), irrespective of the time at which the Articles of Merger are filed with the Secretary of State of Wyoming in accordance with the Act.

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            1.4 Actions After the Effective Time. If, at any time after the
Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.

        Articles of Incorporation and Bylaws of the Surviving Corporation

            2.1 Articles of Incorporation. The Amended and Restated Articles of Incorporation of the Corporation which are attached hereto as Exhibit A shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with its terms and the Act.

            2.2 Bylaws. The Bylaws, as amended, of the Corporation shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with their terms and the Act.

                                  ARTICLE III.

            Directors and Officers of the Surviving Corporation

            3.1 Directors and Officers. From and after the Effective Time, the persons who are the directors and officers of the Surviving Corporation at the Effective Time shall be, become or remain, as the case may be, directors and officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws, and the Act.

                                  ARTICLE IV.

               Conversion of Shares and Memberships in the Merger

            4.1 Manner of Conversion. The manner of converting shares of the Corporation and memberships of the Club in the Merger shall be as follows:

            4.1.1 At the Effective Time, each share of the Common Stock, $1.00 par value (collectively, the "Corporation Shares"), of the Corporation issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without action on the part of the holder thereof, continue to be outstanding and in full force and effect. At the Effective Time, all obligations of the Club with respect to each outstanding membership of the Club (a "Membership") shall, by virtue of the Merger and without any action on the part of any holder thereof, be assumed by the Corporation; provided, that such obligations and the associated rights

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of the holder of each such membership shall be amended and modified as herein set forth.. Each person who, immediately prior to the Effective Time, holds a Membership shall receive the right to purchase, for the aggregate amount of $12,000 (the "Purchase Price") thirty three (33) shares of the Corporation's Class A Common Stock. In addition, immediately following the Effective Time, the Corporation shall assign all rights and obligations acquired by it in the Merger regarding each outstanding membership in the Club to New Club Corp., a Wyoming corporation to be formed under the Wyoming Nonprofit Act, together with all rights and responsibilities presently held by the Club concerning the operation of the Old Baldy golf course and the other facilities which, immediately prior to the Effective Time, are managed by the Club. Immediately following the Effective Time, New Club Corp. will change its name to "Old Baldy Corporation". Each holder of a membership in the Club will, therefore, automatically be admitted as a member of New Club Corp., but may not exercise any rights and privileges of membership unless and until such time as such holder has completed his or her purchase of thirty three (33) shares of Class A common Stock issued by the Corporation. To purchase such shares, the holder of a Membership shall give written notice that such person has elected to make the purchase, which notice shall specify the name, mailing address, and telephone number (including area code) of such person and the notice shall be sent by first class United States mail or by facsimile transmission to:

            Mr. William Speer
            General Manager
            Old Baldy Club
            P.O. Box 707
            Saratoga, Wyoming 82331
            Telephone: (307) 326-5222 or (888) 777-5303
            Fax: (307) 326-5706

Such notice, and full payment of the Purchase Price, must be received on or prior to March 31, 2001, in order to be effective. If such notice and full payment of the Purchase Price are not received on or prior to March 31, 2001, it shall be deemed that no election to purchase has been made, and the membership interest of the holder in Old Baldy Club, together with all rights and privileges of membership, shall terminate immediately.

            4.2 Notice of Merger. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of an issued and outstanding Membership a letter of instructions for use in electing to purchase shares of Class A common stock of the Corporation.

            4.3 Transfer Books. At and after the Effective Time, transfers of Memberships outstanding immediately prior to the Effective Time shall not be made on the transfer books of the Surviving Corporation or New Club Corp. except in accordance with the rules and regulations of New Club Corp. and only following satisfaction of the requirement that each member of New Club Corp. must own the requisite number of shares of Class A common stock of the Corporation.

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                                   ARTICLE V.

                            Termination of Agreement

            5.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meetings of the shareholders of the Corporation and the members of the Club::

                  (a) by mutual consent of the Corporation and the Club;

                  (b) by either of the Constituent Corporations if either shall have determined in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by state, local or federal government authorities or by any other person of material litigation or proceedings against either or both of the parties (it being understood and agreed that a written request by governmental authorities for information with respect to the proposed transactions, which information could be used in connection with such litigation or proceedings, may be deemed by either of the Constituent Corporations to be a threat of material litigation or proceedings regardless of whether such request is received before or after the date hereof);

                  (c) by either of the Constituent Corporations, if shareholders of the Corporation who have properly given notice of the exercise of their dissenter's rights shall represent five percent (5%) or more of the Corporation's outstanding common stock immediately prior to the Effective time; or

                  (d) by the Corporation if the Merger shall not have been completed by December 31, 2000.

                                   ARTICLE VI.

                             Meeting of Shareholders

            Each of the Corporation and the Club will take all necessary steps to call a meeting of its shareholders and members, as the case may be, to be held as soon as practicable. The Board of Directors of each of the Corporation and the Club will recommend to the shareholders of the Corporation and members of the Club that they adopt the Merger and approve the terms of this Agreement.

                                  ARTICLE VII.

                   Covenant to Operate in the Ordinary Course

            The Corporation and the Club agree that subsequent to the date of this Agreement and prior to the Closing Date each will operate its business only in the ordinary course and in a normal manner consistent with past practice. Prior to the Closing Date neither the Corporation nor the Club will encumber any asset or enter into any transaction or make any commitment relating to its assets or business, otherwise than in the ordinary course of its business (consistent with prior practices), without first obtaining the written consent of the other party.

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                                  ARTICLE VIII.

                                  Miscellaneous

            8.1 Brokers. Each party represents and warrants to the other that no broker or finder has been employed by it with respect to this Agreement or the transactions contemplated hereby.

            8.2 Governing Law; Successors and Assigns; Counterparts; Entire Agreement. This Agreement (a) shall be construed under and in accordance with the laws of the State of Wyoming; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the Corporation and the Club and (d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Corporation and the Club relating to the subject matter hereof.

            8.3 Effects of Captions. The captions in this Agreement are included for convenience only and should not in any way affect the interpretation or construction of any of the provisions hereof.

            8.4 Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail postage prepaid, addressed to such addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

            8.5 Amendments. This Agreement may be amended in writing (signed by all parties hereto) before or after the meeting of shareholders of the Corporation and members of the Club at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however, that if amended by such meetings of shareholders of the Corporation and members of the Club the provisions for the conversion of shares and Memberships contained in ARTICLE IV hereof shall not be amended without shareholder approval of the Corporation.

            IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the 27th day of May, 2000.

                                       OLD BALDY CORPORATION


                                       By /s/ Edward C. Joullian, III
                                          -----------------------------------
                                          Edward C. Joullian, III, President

Attest:


/s/ Nancy Petry
----------------------
Nancy Petry, Secretary

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                                       OLD BALDY CLUB


                                       By /s/ Edward C. Joullian, III
                                          -----------------------------------
                                          Edward C. Joullian, III, President
Attest:


/s/ Nancy Petry
----------------------
Nancy Petry, Secretary